EXHIBIT 10.6

OFFICE LEASE

2000 AVENUE OF THE STARS

ENTERTAINMENT CENTER L.L.C.,

a Delaware limited liability company

as Landlord,

and

IMPERIAL CAPITAL, LLC,

a Delaware limited liability company,

as Tenant.

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(continued)

(continued)

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EXHIBITS

A	OUTLINE OF PREMISES
B	TENANT WORK LETTER
C	NOTICE OF LEASE TERM DATES
D	RULES AND REGULATIONS
E	FORM OF TENANT’S ESTOPPEL CERTIFICATE
F	RECOGNITION OF COVENANTS, CONDITIONS, AND RESTRICTIONS
G	FORM OF LETTER OF CREDIT

v

INDEX

10th Floor Lease	7
Abatement Event	28
Abatement Event Termination Date	28
Abatement Event Termination Notice	28
Abatement Notice	28
Accountant	23
Accountant’s Statement	23
Actual Cost	27
Additional Rent	13
Affiliate	45
Alterations	30
Anticipated Delivery Date	7
Approved Bank	52
Base Rent	13
Base Rent Abatement Period	13
Base Year	13
BOMA	6
Brokers	63
Building	5
Building Common Areas	6
Building Hours	25
Building Structure	29
Building Systems	29
CAA	8
CAA Expansion Right	9
CAA Lease	8
CC&Rs	24
Claims	33
Common Areas	6
Comparable Buildings	10
Comparable Transactions	10
Concessions	10
Construction Period	10
Contemplated Effective Date	43
Contemplated Transfer Space	43
Control	45
Cost Pools	21
Damage Termination Date	38
Damage Termination Notice	38
Direct Expenses	14
Early Occupancy Period	12
Estimate	22
Estimate Statement	22

Estimated Excess	22
Excess	21
Expense Year	14
Fair Market Rent	10
First Offer Commencement Date	8
First Offer Notice	7
First Offer Rent	7
First Offer Space	7
Force Majeure	61
General Office Improvements	30
Holidays	25
HVAC	25
Identification Requirements	65
Intention to Transfer Notice	43
Landlord	1
Landlord Parties	33
Landlord Party	33
Landlord Repair Notice	37
Landlord’s Communication Equipment	67
Lease	1
Lease Commencement Date	8
Lease Expiration Date	8
Lease Term	8
Lease Year	9
Liability Threshold	60
Lines	64
Mail	61
Management Fee Cap	16
NDA	48
Nine Month Period	44
Notice of Lease Term Dates	9
Notices	61
Operating Expenses	14
Option Rent	10
Option Rent Notice	11
Option Term	9
OREA	24
Original Improvements	35
Original Tenant	7
Other Improvements	65
Outside Agreement Date	11
Pace	6
Permitted Transferee	46
Premises	5
Proceeds	60
Project Common Areas	6

Proposition 13	19
Provider	66
Quoted Rent	42
Reconciliation Credit	21
Reconciliation Payment	21
Renovations	64
Rent	7
Security Deposit	7
Security Deposit Laws	52
Statement	21
Statement Delivery Date	21
Subject Space	41
Summary	1
Tax Expenses	19
Tenant	1
Tenant Parties	34
Tenant Work Letter	5
Tenant’s Occupants	46
Tenant’s Security System	26
Tenant’s Share	20
Transfer Notice	41
Transfer Premium	43
Transferee	41
Transferee’s Rent	42
Transfers	41
Wireless Communication Equipment	67

2000 AVENUE OF THE STARS

OFFICE LEASE

This Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between ENTERTAINMENT CENTER L.L.C., a Delaware limited liability company (“Landlord”), and IMPERIAL CAPITAL, LLC, a Delaware limited liability company (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

	TERMS OF LEASE	DESCRIPTION

1.	Date:	July 14, 2006

2.	Premises

	2.1 Building:	That certain building located at 2000 Avenue of the Stars, Los Angeles, California 90067.

	2.2 Premises:	The entire ninth (9th) floor of the South Tower of the Building, consisting of approximately 28,434 rentable square feet of space, commonly known as Suite 900-S, as further set forth in Exhibit A to the Office Lease.

	2.3 Project;	The Building is part of an office project known as “2000 Avenue of the Stars”, as further set forth in Section 1.1.2 of this Lease.

3.	Lease Term (Article 2).

	3.1 Length of Term:	Subject to the terms of Section 2.1 of the Office lease, ten (10) years.

	3.2 Lease Commencement Date:	The earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Premises, and (ii) February 1, 2007, subject to Landlord’s receipt of a temporary certificate of occupancy for the Building and Landlord’s completion of the work outlined in Section 1.1 of the Tenant Work Letter in accordance with its terms.

	TERMS OF LEASE	DESCRIPTION

	3.3 Lease Expiration Date:	Subject to the terms of Section 2.1 of the Office Lease, the date immediately preceding the tenth (10th) anniversary of the Lease Commencement Date.

4.	Base Rent (Article 3):

4.1 Amount Due:

Lease Year	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot
1	$1,364,832.00	$113,736.00	$4.000
2	$1,405,776.96	$117,148.08	$4.120
3	$1,447,950.27	$120,662.52	$4.244
4	$1,491,388.78	$124,282.40	$4.371
5	$1,536,130.44	$128,010.87	$4.502
6	$1,582,214.35	$131,851.20	$4.637
7	$1,629,680.78	$135,806.73	$4.776
8	$1,678,571.21	$139,880.93	$4.919
9	$1,728,928.34	$144,077.36	$5.067
10	$1,780,796.19	$148,399.68	$5.219

	4.2 Rent Abatement:	Subject to the terms of Section 3.2 of the Lease, Tenant shall have no obligation to pay any Base Rent attributable to the first six (6) calendar months of the Lease Term.

	4.3 Rent Payment Address:	Entertainment Center LLC c/o Trammell Crow Services, Inc. 2049 Century Park East, Suite 2600 Los Angeles, California 90067 Attention: Vice President, Property Management

5.	Base Year (Article 4):	Calendar year 2007.

6.	Tenant’s Share (Article 4):

Approximately 3.7924%.

(Based on the Premises being 28,434 rentable square feet of space and the Building being 749,765 rentable square feet of space, subject to the terms of Section 4.3 of the Lease.)

	TERMS OF LEASE	DESCRIPTION

7.	Permitted Use (Article 5):	Tenant shall use its Premises for general office use, including securities trading and investment banking (but not retail banking), consistent with a first-class office building.

8.	Letter of Credit (Article 21):	$1,000,000.00

9.	Parking Pass Ratio (Article 28):	Up to three (3) unreserved parking passes for every 1,000 rentable square feet of the Premises, but in no event shall Tenant lease less than one and seventy-five one hundredth (1.75) unreserved parking passes for every 1,000 rentable square feet of the Premises throughout the Lease Term. Such parking passes shall, subject to the terms in Article 28 of the Lease, include the following types of spaces:

(i) up to three (3) passes may be used for “Executive Valet” parking;

(ii) up to six (6) passes may be used for “Reserved” parking spaces.

10.	Address of Tenant (Section 29.18):	Imperial Capital LLC 150 South Rodeo Drive Beverly Hills, California 90212 Attention: Mr. Mark Martis (Prior to Lease Commencement Date)

	And	Imperial Capital LLC 2000 Avenue of the Stars, Suite 900-S Los Angeles, California 90067 Attention: Mr. Mark Martis (After Lease Commencement Date)

	With a copy to:	Paul Hastings Janofsky & Walker LLP 515 South Flower Street, 25th floor Los Angeles, California 90071 Attention: Art Zwickel, Esq.

11.	Address of Landlord (Section 29.18):	See Section 29.18 of the Lease.

	TERMS OF LEASE	DESCRIPTION

12.	Broker(s) (Section 29.24):	For Tenant:

Coldwell Banker Commercial Westmac 1516 Pontius Avenue Los Angeles, California 90067 Attention: Mr. John Bertram and Mr. Craig Newlands

For Landlord:

Trammell Crow Services, Inc. 2049 Century Park East, Suite 2600 Los Angeles, California 90067 Attention: Mr. Brad Cox and Ms. Patti Gilbert

13.	Tenant Improvement Allowance (Section 2 of Exhibit B):	$55.00 per rentable square foot of the Premises. (i.e., $1,563,870.00)

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1 Premises, Building, Project and Common Areas.

1.1.1. The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises which are to be constructed by Landlord and are set forth in Section 2.2 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit A attached hereto and each floor or floors of the Premises shall have approximately the number of rentable square feet as set forth in Section 2.2 of the Summary. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and each of Landlord and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the “Building,” as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Tenant Work Letter. The taking of possession of the Premises by Tenant for the conduct of its business shall conclusively establish that the Premises was at such time in good and sanitary order, condition and repair, except as otherwise specifically set forth in this Lease and/or the Tenant Work Letter.

1.1.2. The Building and The Project. The Premises are a part of the building set forth in Section 2.1 of the Summary (the “Building”). The Building is a single building containing two distinct “towers”, known as the “North Tower” and the “South Tower”, and is part of an office project known as “2000 Avenue of the Stars.” The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the restaurant pavilion and cultural pavilion buildings located immediately to the east of the Building, (iii) the land (which is improved with landscaping, subterranean parking facilities and other improvements) upon which the Building and the Common Areas are located, and (iv) at Landlord’s discretion, any additional real property, areas, land, buildings or other improvements added thereto outside of the Project.

1.1.3. Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its reasonable discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). The Common Areas shall consist of the “Project Common Areas” and the “Building Common Areas.” The term “Project Common Areas,” as used in this Lease, shall mean the portion of the Project now designated as such by Landlord, with such reasonable modifications thereto as Landlord shall make from time to time. The term “Building Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within the Building now designated as such by Landlord, with such reasonable modifications thereto as Landlord shall make from time to time. The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time, provided, that Landlord shall maintain and operate the same in a manner consistent with that of “Comparable Buildings” (as that term is defined in Section 2.2.2, below). Landlord reserves the right to reasonably close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas. Subject to applicable laws and the other provisions of this Lease (including, without limitation, the Rules and Regulations and the normal operation of the Building during the “Building Hours” identified in Section 6.1.1, below), and except in the event of an emergency, Tenant shall have access to the Building, the Premises and the Building Common Areas, other than Common Areas requiring access with a Building engineer, twenty-four (24) hours per day, seven (7) days per week, every day of the year; provided, however, that Tenant shall only be permitted to have access to and use of the freight elevator, loading dock, mailroom and other limited-access areas of the Building during the normal operating hours of such portions of the Building.

1.1.4. Use of Common Areas for Special Events. Tenant shall have the non-exclusive right, subject to availability, to use those portions of the Project Common Areas designated by Landlord (in Landlord’s sole discretion) for public events, for special events for Tenant’s (as opposed to third-parties) use. Such use of the Project Common Areas, and all aspects of such use (including, without limitation, the scheduling of such use and the nature of the particular use) shall be subject to (i) Landlord’s prior written approval, which may be conditioned or withheld in Landlord’s sole and absolute discretion, and (ii) all of Landlord’s rules and regulations. Tenant shall be solely responsible, at Tenant’s sole expense, for all costs incurred in connection with all such special events, including any additional reasonable costs incurred by Landlord in connection therewith (e.g., for increased cleaning, utilities or security). Tenant hereby expressly acknowledges and agrees that Landlord may require, among other things, evidence of adequate insurance, as reasonably determined by Landlord, covering any such special event prior to granting Landlord’s approval thereof.

1.2 Verification of Rentable Square Feet of Premises and Building. For purposes of this Lease, “rentable square feet” and “usable square feet” shall be calculated pursuant to Standard Method of Measuring Floor Area in Office Building, ANSI 265.1—1996, and its accompanying guidelines (“BOMA”). Within thirty (30) days after the full execution and delivery of this Lease, Landlord and Tenant shall jointly engage Pace Compumetrics, Inc. (“Pace”), at Landlord’s expense, to measure the rentable and usable square feet of the Premises, and to certify the number of rentable and usable square feet of the Premises to Landlord and Tenant. Landlord hereby represents and warrants to Tenant that Pace is unaffiliated with Landlord. Pace’s determination shall be conclusive and binding upon the parties. In the event that Pace determines that the amounts thereof shall be different from those set forth in this Lease, all amounts, percentages and figures appearing or referred to in this Lease based upon such incorrect amount (including, without limitation, the amount of the “Rent” and any “Security Deposit,” as those terms are defined in Section 4.1 and Article 21 of this Lease, respectively) shall be modified in accordance with such determination.

1.3 Secondary Right of Offer. Landlord hereby grants to the Tenant named in the Summary (the “Original Tenant”), and its “Permitted Transferees” as that term is defined in Section 14.8, below, a secondary right of first offer with respect to the space located on the tenth (10th) floor of the Building (the “First Offer Space”). Notwithstanding the foregoing, such first offer right of Tenant shall be subject and subordinate to (i) the existing lease of a portion of the 10th floor, and any extensions thereof (the “10th Floor Lease”), and (ii) any expansion of the premises under the 10th Floor Lease. Tenant acknowledges that the extension of the term and/or expansion of the premises under the 10th Floor Lease may result in no First Offer Space ever being available for lease by Tenant. Tenant’s right of first offer shall be on the terms and conditions set forth in this Section 1.3.

1.3.1. First Offer Notice. Landlord shall notify Tenant (the “First Offer Notice”) from time to time when the First Offer Space or any portion thereof becomes available for lease to third parties (other than the holder of the 10th Floor Lease). Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space. The First Offer Notice shall describe the space so offered to Tenant and shall set forth the “First Offer Rent,” as that term is defined in Section 1 3.3 below and the other economic terms upon which Landlord is willing to lease such space, including the anticipated date upon which such First Offer Space would be delivered to Tenant (the “Anticipated Delivery Date”). If Tenant elects to lease the First Offer Space, then Landlord shall provide Tenant with notice of any changes in the Anticipated Delivery Date.

1.3.2. Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the First Offer Notice, then within five (5) business days of delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s election to exercise its right of first offer with respect to the entire space described in the First Offer Notice on the terms contained in such notice (subject to Tenant’s right to object to Landlord’s determination of the First Offer Rent, as set forth in Section 1.3.3, below). If Tenant does not so notify Landlord within the five (5) business day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

1.3.3. First Offer Space Rent. The “Rent,” as that term is defined in Section 4.1, below, payable by Tenant for the First Offer Space (the “First Offer Rent”) shall be equal to the “Fair Market Rent”, as that term is defined in Section 2.2.2, below, applicable to the First Offer Space as of the “First Offer Commencement Date”, as that term is defined below. If, at the time Tenant elects to lease the First Offer Space in accordance with the terms of Section 1.3.2, above, Tenant objects in writing to the First Offer Rent set forth in the First Offer Notice, then the First Offer Rent shall be determined in accordance with the terms of Section 2.2.4, below.

1.3.4. Construction In First Offer Space. Tenant shall take the First Offer Space in its then existing “as is” condition, subject to the grant of any improvement allowance as a component of the First Offer Rent, and the construction of improvements in the First Offer Space shall comply with the terms of Article 8 of this Lease, provided that upon delivery of such First Offer Space to Tenant, such space shall be vacant, broom-clean, and free of any other tenancies or occupancy rights during the term set forth in the First Offer Notice.

1.3.5. Amendment to Lease. If Tenant timely exercises Tenant’s right to lease the First Offer Space as set forth herein, Landlord and Tenant shall within fifteen (15) days thereafter execute an amendment to this Lease for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Section 1.3. Tenant shall commence payment of Rent for the First Offer Space, and the term of the First Offer Space shall commence upon the date set forth in the First Offer Notice as the commencement date of Tenant’s lease of the First Offer Space (the “First Offer Commencement Date”), which First Offer Commencement Date shall not be fewer than 90 days after the delivery of such space to Tenant, and terminate on the date set forth in the First Offer Notice.

1.3.6. Termination of Right of First Offer. The rights contained in this Section 1.3 shall be personal to the Original Tenant and any Permitted Transferee, and may only be exercised by the Original Tenant or Permitted Transferee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant or Permitted Transferee occupies the entire Premises. The right of first offer granted herein shall terminate as to particular First Offer Space upon the failure by Tenant to exercise its right of first offer with respect to such First Offer Space as offered by Landlord. Tenant shall not have the right to lease First Offer Space, as provided in this Section 1.3, if, as of the date of the attempted exercise of any right of first offer by Tenant, or as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under this Lease after expiration of any applicable notice or cure periods.

ARTICLE 2

LEASE TERM; OPTION TERM

2.1 Initial Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided. Notwithstanding the foregoing, in no event shall the Lease Expiration Date of this Lease occur on or after the tenth (10th) anniversary of the commencement date of that certain Office Lease dated as of January 15, 2004 (the “CAA Lease”), by and between Landlord and Creative Artists Agency, LLC (“CAA”), and in the event that the Lease Commencement Date of this Lease occurs on or after the commencement date of the CAA Lease, the Lease Expiration Date of this Lease shall be deemed to be the date immediately preceding the tenth

(10th) anniversary of the commencement date of the CAA Lease. Landlord agrees to notify and certify to Tenant the actual commencement date and expiration date of the CAA Lease promptly after the same is determined, Landlord hereby represents and warrants to Tenant that, as of the date hereof, the Lease Commencement Date of the CAA Lease is anticipated to be March 2, 2007, provided that Tenant acknowledges that such anticipated date is subject to extension for certain delays as set forth in the CAA Lease. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the eleventh month thereafter and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date. Landlord shall use commercially reasonable efforts to deliver to Tenant, within ninety (90) days after the Lease Commencement Date, a notice in the form as set forth in Exhibit C, attached hereto (the “Notice of Lease Term Dates”), as a confirmation only of the information set forth therein (specifically including, without limitation, the date of the Lease Expiration Date), which Tenant shall execute and return to Landlord within ten (10) days of receipt thereof, provided that if such Notice of Lease Term Dates is not factually correct, then Tenant shall make such changes as are necessary to make such Notice of Lease Term Dates factually correct and shall thereafter return such notice to Landlord with said ten (10) day period. If Landlord fails to deliver such Notice of Lease Term Dates within such 90-day period, then Tenant shall have the right to deliver a reminder notice to Landlord, requesting that Landlord promptly deliver such Notice of Lease Term Dates. If Landlord fails to deliver the Notice of Lease Term Dates within ten (10) business days, then Tenant shall have the right to prepare the Notice of Lease Term Dates and deliver the same to Landlord, and Landlord shall execute and return the same to Tenant within ten (10) days of receipt thereof (subject to Landlord’s right to make any necessary factual corrections thereto).

2.2 Option Term.

2.2.1. Option Right. Landlord hereby grants to Original Tenant and its Permitted Transferees, one (1) option to extend the Lease Term for a period of five (5) years (the “Option Term”). Tenant expressly acknowledges and agrees that the option right set forth in this Section 2.2 is subordinate to the existing rights of CAA to expand its existing premises in the Building to include the Premises on or about the expiration of the tenth (10th) Lease Year of the term of the CAA Lease (the “CAA Expansion Right”). The option right set forth in this Section 2.2 is therefore conditioned upon CAA’s (or its successor’s) failure to exercise such right. Landlord hereby represents and warrants to Tenant that in order to exercise the CAA Expansion Right, CAA (or its successor) is required to deliver written notice of its interest in exercising such right on or before the end of the ninth (9th) year of the term of the CAA Lease. Landlord hereby covenants and agrees that Landlord will not modify the time frame within which the CAA Expansion Right may be exercised without the prior consent of Tenant, which consent may be withheld in Tenant’s sole discretion. Landlord shall notify Tenant promptly upon CAA’s exercise of the CAA Expansion Right, and shall use commercially reasonable efforts to notify Tenant in the event that CAA waives or fails to timely exercise the CAA Expansion Right (and Landlord shall promptly respond to any written request by Tenant inquiring as to whether CAA has failed to timely exercise the CAA Expansion Right). Such option shall be exercisable only by notice delivered by Tenant to Landlord as provided below, provided that as of the date of delivery of such notice Tenant is not in default under this Lease, after the expiration of any applicable notice and cure periods. Upon the proper exercise of such option to extend, the Lease Term, as it applies to the entire Premises (and not merely a portion thereof), shall be extended for a period of five (5) years. The rights contained in this Section 2.2 shall be personal to Original Tenant and its Permitted Transferees and may be exercised by Original Tenant or a Permitted Transferee only (and not by any other assignee, sublessee or other “Transferee,” as that term is defined in Section 14.1 of this Lease, of Tenant’s interest in this Lease), if the Lease then remains in full force and effect and the Original Tenant and/or Permitted Transferee, occupies at least seventy-five percent (75%) of the Premises for no less than one hundred eighty (180) days prior to the expiration of the initial Lease Term.

2.2.2. Option Rent. The “Rent,” as that term is defined in Section 4.1 of this Lease, payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the “Fair Market Rent,” as defined below, for such space. As used herein the “Fair Market Rent” shall be the rent (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which, as of the commencement of the Option Term, tenants are leasing non-sublease, non-encumbered, non-equity, pursuant to a lease of space comparable in size to the Premises, and which is comparable in location and quality to the subject space in lease transactions which will have a term commencement which occurs during the period which is fifteen (15) months prior to the commencement of the Option Term, for a comparable lease term, in an arm’s length transaction (“Comparable Transactions”), which comparable space is located in any of the “Comparable Buildings,” as that term is defined below, in either case taking into consideration the following concessions (the “Concessions”): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account, and deducting the value of, the existing improvements in the subject space, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by a general office user; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space. Additionally, in calculating the Fair Market Rent, consideration shall be given to the method by which the rentable square footage of the Premises and the space in the Comparable Transactions is measured, and to the ratio of usable square footage to rentable square footage. No consideration shall be given, however, to (i) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant’s exercise of its right to lease the subject space during the term thereof or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space, and (ii) any period of rental abatement, if any, granted to tenants in comparable transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces (the “Construction Period”). Such Concessions (A) shall be reflected in the effective rental rate (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a straight-line basis over the applicable term of the Comparable Transaction (in which case such Concessions evidenced in the effective rental rate shall not be granted to Tenant)) payable by Tenant, or (B) at Landlord’s election, all such Concessions shall be granted to Tenant in kind. As used herein the term “Comparable Buildings” shall mean “Class A+” buildings located in Century City, California. As used in this Lease, the term “Class A+” buildings shall mean the Building, those buildings located at 10250 Constellation Boulevard, 1999 Avenue of the Stars, 2121 Avenue of the Stars, and any other first-class high-rise buildings in the Century City area of Los Angeles, California, which are constructed after the date of this Lease and which contain at least 600,000 rentable square feet of space and are of the same quality of appearance and construction as the Building, with consideration to the marketplace considerations, if any, given to the difference in the age of the Comparable Buildings.

2.2.3. Exercise of Option. The option contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice to Landlord not more than eighteen (18) months or less than twelve (12) months prior to the expiration of the initial Lease Term, stating that Tenant is interested in exercising its option; (ii) Landlord, after receipt of Tenant’s notice, shall deliver notice (the “Option Rent Notice”) to Tenant not less than the later to occur of (A) the date following the date upon which CAA elects to not exercise the CAA Expansion Right (or CAA’s rights to such CAA Expansion Right are otherwise waived) in accordance with the terms of the CAA Lease, and (B) eleven (11) months prior to the expiration of the initial Lease Term, setting forth the Option Rent as calculated pursuant to Section 2.2.2, above; and (iii) if Tenant wishes to exercise such option, Tenant shall, on or before the date occurring thirty (30) days after Tenant’s receipt of the Option Rent Notice, exercise the option by delivering written notice thereof to Landlord and concurrently with such exercise, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 2.2.4 below.

2.2.4. Determination of Option Rent. In the event Tenant timely objects to the Option Rent (or First Offer Rent), Landlord and Tenant shall attempt to agree upon the Option Rent (or First Offer Rent) using their best good faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) business days following Tenant’s objection to the Option Rent or First Offer Rent (the “Outside Agreement Date”), then each party shall make a separate determination of the Option Rent or First Offer Rent within five (5) business days after the applicable Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.4.1 through 2.2.4.7 below.

2.2.4.1. Landlord and Tenant shall each appoint one arbitrator who shall be by profession a real estate lawyer who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial high-rise properties in the Century City area of Los Angeles, California. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent or First Offer Rent is the closest to the actual Option Rent or First Offer Rent as determined by the arbitrators, taking into account the requirements of Section 2.2.2 of this Lease. Each such arbitrator shall be appointed within fifteen (15) days after the applicable Outside Agreement Date.

2.2.4.2. The two (2) arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators, and provided that such third arbitrator shall not have previously represented either Landlord or Tenant.

2.2.4.3. The three (3) arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent or First Offer Rent and shall notify Landlord and Tenant thereof.

2.2.4.4. The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

2.2.4.5. If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the applicable Outside Agreement Date, then the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof and such arbitrator’s decision shall be binding upon Landlord and Tenant,

2.2.4.6. If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, or if both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 2.2.4.

2.2.4.7. Landlord and Tenant shall each pay the cost of their respective arbitrators, and the cost of the third arbitrator shall be paid by Landlord and Tenant equally.

2.3 Early Occupancy Period. To the extent Tenant substantially completes the Tenant Improvements to be constructed by Tenant in the Premises pursuant to the terms and conditions of the Tenant Work Letter, Tenant shall have the right to occupy the Premises prior to the Lease Commencement Date, provided that (A) Tenant shall give Landlord at least ten (10) days’ prior notice of any such occupancy of the Premises, (B) a temporary certificate of occupancy shall have been issued to Landlord by the appropriate governmental authorities for the Building, (C) a temporary certificate of occupancy shall have been issued to Tenant by the appropriate governmental authorities for the Premises (if and to the extent required in order for Tenant to lawfully occupy the Premises for general office use), and (D) all of the terms and conditions of the Lease shall apply, including Tenant’s obligation to pay all amounts of “Additional Rent,” as the term is defined in Section 4,1 below, but excluding Tenant’s obligation to pay “Base Rent,” as that term is defined in Article 3 below. The period beginning on such early occupancy and ending on the day immediately preceding the Lease Commencement Date shall be referred to herein as the “Early Occupancy Period.” In no event shall the occurrence of the Early Occupancy Period affect the date of the Lease Commencement Date which shall continue be determined pursuant to the terms of the second sentence of Section 2.1, or the period to which Tenant is entitled an abatement of Base Rent pursuant to the terms of Article 3, below.

ARTICLE 3

BASE RENT

3.1 In General. Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the address set forth in Section 4.2 of the Summary, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent“) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever except as otherwise provided in this Lease. The Base Rent for the first full month of the Lease Term which occurs after the expiration of any free rent period shall be paid at the time of Tenant’s execution of this Lease. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2 Abated Base Rent. Provided that Tenant is not then in default of the Lease (beyond the applicable notice and cure period set forth in the Lease), then during the first six (6) calendar months of the Lease Term (the “Base Rent Abatement Period“), Tenant shall not be obligated to pay the Base Rent otherwise attributable to the Premises during such Base Rent Abatement Period. Landlord and Tenant acknowledge that the aggregate amount of such abatement of Base Rent equals $682,416.00.

ARTICLE 4

ADDITIONAL RENT

4.1 General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.6 and 4.2.2 of this Lease, respectively, which are in excess of the amount of Direct Expenses applicable to the “Base Year,” as that term is defined in Section 4.2.1, below; provided, however, that except as provided to the contrary in this Lease, in no event shall any decrease in total Direct Expenses for any Expense Year to an amount below total Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terns of this Lease, are hereinafter collectively referred to as the “Additional Rent”, and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” Subject to the provisions of this Article 4, all amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of the parties which survive the expiration of the Lease Term, subject to the provisions of this Article 4, the obligations of Landlord and Tenant provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1. “Base Year” shall mean the period set forth in Section 5 of the Summary.

4.2.2. “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.3. “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4. “Operating Expenses” shall mean, subject to the provisions of this Section 4.2.4, all expenses, costs and amounts of every kind and nature incurred by Landlord allocable to a particular Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement (subject to item (xiii) below), restoration or operation of the Project, or any portion thereof Without limiting the generality of the foregoing, but subject to the remaining provisions of this Section 4.2.4, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and escalator and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with any governmental mandated transportation system management program; provided, however, that to the extent that Landlord is entitled to a credit or a reduction in the fees or costs which Landlord is required to incur in connection with a transportation system management program as a result of Tenant’s participation in a transportation system management program on its own behalf which participation by Tenant provides Landlord with a disproportionate credit or reduction as compared to the credit or reduction, if any, to which Landlord is entitled as a result of the direct participation in a transportation system management program by other tenants generally, then an equitable reduction shall be made in Tenant’s Share of Landlord’s transportation system management program costs to account for Tenant’s disproportionate contribution to such credit or reduction; (iii) the cost of premiums for all insurance carried by Landlord in connection with the Project; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the operation, repair and maintenance of the parking areas serving the Project ; (vi) fees and other costs, including management fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons directly engaged in the operation, maintenance and security of the Project; (ix) payments, fees or charges under any easement, license, operating agreement, declaration, restrictive covenant, or any instrument pertaining to the sharing of costs by the Project, or any portion thereof; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Building; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, (B) that are required under any governmental law or regulation, or (C) that relate to the safety or security of the Project, its occupant and visitors, and are deemed advisable in the reasonable judgment of Landlord; provided, however, that any capital expenditure included in Operating Expenses as allowed by the terms of this item (xiii) shall be amortized with interest over its useful life as Landlord shall reasonably determine; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.5.1, below; and (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(i) costs, including marketing costs, lease takeover costs, legal fees, space planners’ fees, advertising and promotional expenses, lease enforcement costs, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);

(ii) except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest, costs of capital repairs and alterations, and costs of capital improvements and equipment;

(iii) costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else, and electric power costs for which any tenant directly contracts with the local public service company; provided that Landlord shall use commercially reasonable efforts to collect any reimbursements to which it is entitled;

(iv) any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(v) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord, its partners and/or affiliates, and any of their employees, between Landlord and Project management, or between Landlord and other tenants or occupants, and Landlord’s general corporate overhead and general and administrative expenses;

(vi) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager;

(vii) amount paid as ground rental for the Project by the Landlord;

(viii) except for a Project management fee to the extent allowed pursuant to item (1), below, overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(ix) any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;

(x) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(xi) all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(xii) fees payable by Landlord for management of the Project in excess of two and one-half percent (2.5%) (the “Management Fee Cap”) of Landlord’s gross rental revenues, adjusted and grossed up to reflect a one hundred percent (100%) occupancy of the Project with all tenants paying rent, including base rent, pass-through, and parking fees (but excluding the cost of after hours services or utilities) from the Project for any calendar year or portion thereof;

(xiii) any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(xiv) rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the Comparable Buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project (and such office space may be located outside of the Project, provided that, in the event such office provides services to buildings other than the Building, the cost of such office space shall be equitably and reasonably allocated among the buildings to which it provides services);

(xv) costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;

(xvi) costs incurred to comply with laws relating to the removal of hazardous material (as defined under applicable law) which was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto; and costs incurred to remove, remedy, contain, or treat hazardous material, which hazardous material is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto;

(xvii) costs of a capital nature expended to remedy construction defects or to remedy violations of laws in effect and enforced as of the Lease Commencement Date;

(xviii) any expense relating to services or other benefits provide to other tenants in the Project at no cost, which are made available to Tenant with a charge or which are not made available to Tenant;

(xix) costs incurred due to the violation by Landlord or Landlord Parties of the terms of any lease in the Project, of Applicable Laws, or of any covenant or agreement affecting the Project;

(xx) costs incurred in connection with disputes with present or prospective tenants or occupants of the Project, or pertaining to the business of Landlord or the ownership or title to the Project or any portion thereof;

(xxi) reserves of any kind;

(xxii) costs of any charitable or political contributions;

(xxiii) entertainment and travel costs or expenses of Landlord or Landlord Parties;

(xxiv) costs incurred to remedy violations of “Applicable Law”, as defined in Article 24, below, applicable to the Project, which violations exist as of the Lease Commencement Date.

If Landlord does not carry earthquake insurance for the Project during the Base Year but subsequently obtains earthquake insurance for the Project during the Lease Term (or materially increases the scope of such insurance or materially reduces the deductible, in comparison to that of the Base Year), then from and after the date upon which Landlord obtains such earthquake insurance (or so changes the scope or reduces the deductible) and continuing throughout the period during which Landlord maintains such insurance (or such change), Operating Expenses for the Base Year shall be deemed to be increased by the amount of the premium Landlord would have incurred had Landlord maintained such insurance for the same period of time during the Base Year as such insurance is maintained by Landlord during such subsequent Expense Year. If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Building (and to the extent variable expenses of the Project are allocable to the Building hereunder, the Project) is not at least ninety-five percent (95%) occupied during all or a portion of the Base Year or any Expense Year, an appropriate adjustment, consistent with sound real estate management and accounting principles and the allocation and other provisions of this Lease, shall be made on a consistent basis to those components of Operating Expenses for such year which vary directly with the level of tenant occupancy to reflect the amount of Operating Expenses that would have been allocable to such year had the Building (or the Project, as applicable) been ninety-five percent (95%) occupied throughout the Expense Year; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Operating Expenses for the Base Year shall not include market-wide labor-rate increases due to extraordinary circumstances, including, but not limited to, boycotts and .strikes, and utility rate increases due to extraordinary circumstances including, but not limited to, conservation surcharges, boycotts, embargoes or other shortages, or amortized costs relating to capital improvements. In no event shall the component line item category of Direct Expenses for any Expense Year for electricity consumption costs be less than the component line item category of Direct Expenses for electricity consumption in the Base Year.

In the event and to the extent the elevators, escalators and/or HVAC systems servicing any portion of the Project are covered by a warranty or service agreement which provides warranty-type protection at any time during the Base Year and is not covered by such warranty or such warranty-type protection under such service agreement in a subsequent Expense Year to the same extent, Operating Expenses for the Base Year shall be deemed increased by the amount Landlord would have incurred during the Base Year with respect to the items or matters covered by the subject warranty or warranty-type protection, had such warranty or such service agreement not been in effect during the Base Year.

Operating Expenses shall be reduced by all cash discounts, trade discounts, or quantity discounts received by Landlord or Landlord’s managing agent in the purchase of any goods, utilities, or services (the cost of which is includable in Operating Expenses) in connection with the operation of the Project. Any costs or expenses that are treated on an accrual basis or cash basis for the Base Year shall be treated consistently for subsequent Expense Years and each such initial treatment decision shall be reasonable under the circumstances. Landlord will not collect or be entitled to collect for any Expense Year Direct Expenses from all of its tenants (whether as a portion of such tenants’ payments of base rent as a result of such tenants’ base year or expense stop amount or otherwise) in an amount which is in excess of one hundred percent (100%) of the Direct Expenses actually paid by Landlord in connection with the operation of the Project for (and allocable to) such Expense Year.

4.2.5. Taxes.

4.2.5.1. “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used by Landlord in connection with the Project, or any portion thereof), which are allocable to a particular Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof. For purposes of this Lease, Tax Expenses for the Base Year and each Expense Year shall be calculated as if the Building were fully occupied, tenant improvements in the Building were fully constructed, and the Project, the Building, and all tenant improvements in the Building were fully assessed for real estate tax purposes.

4.2.5.2. Tax Expenses shall include, without limitation: (i) Any governmental tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof (as the same is distinguished from a general tax on Landlord’s income); (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any governmental assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any transaction to which Tenant is a party, creating or transferring an interest or an estate in the Premises.

4.2.5.3. Any costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. Except as set forth in

Section 4.2.5.4, below, refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. Subject to the provisions of this Lease, if Tax Expenses for any period during the Lease Term (after the Base Year) or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord (within thirty (30) days after written demand) Tenant’s Share of any such increased Tax Expenses (but only to the extent that if such amount had been originally included in Direct Expenses for the Expense Year to which the same is allocable, such amount would have been payable by Tenant as a part of Tenant’s Share of Excess Direct Expenses for such Expense Year). Notwithstanding any provision to the contrary contained in this Section 4.2.5, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items excluded from Operating Expenses pursuant to Section 4.2.4, including, without limitation, any expenses, costs, fees, assessments, levies, taxes, impositions, charges, interest, penalties, fines or other items relating to the matters described in Section 4.2.4, (iv) assessments, other than mandatory assessments imposed by applicable Law, for items which would otherwise not be includable in Direct Expenses based upon the use of the funds to which such assessment relates; (v) taxes or assessments imposed in connection with entitlements; (vi) transfer or mortgage taxes; (vii) late charges, fees interest (other than included as a part of an includable assessment) or penalties; (viii) payments with respect to any assessment district or similar financing mechanism, participation in which was voluntary or elective, and participation in which was entered into (whether directly or indirectly) by Landlord to finance capital improvements to the Project, and (ix) any tax, fee, charge, assessment, penalty or other item which otherwise would be a Tax Expense relating to the personal property, fixtures or equipment of tenants or occupants in the Project.

4.2.5.4. Notwithstanding anything to the contrary set forth in this Lease, the amount of Tax Expenses for the Base Year and any Expense Year shall be calculated without taking into account any decreases in real estate taxes obtained in connection with Proposition 8, and, therefore, the Tax Expenses in the Base Year and/or an Expense Year may be greater than those actually incurred by Landlord, but shall; nonetheless, be the Tax Expenses due under this Lease; provided that (i) any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be included in Direct Expenses for purposes of this Lease, and (ii) tax refunds under Proposition 8 shall not be deducted from Tax Expenses, but rather shall be the sole property of Landlord. Landlord and Tenant acknowledge that this Section 4.2.5.4 is not intended to in any way affect (A) the inclusion in Tax Expenses of the statutory two percent (2.0%) annual increase in Tax Expenses (as such statutory increase may be modified by subsequent legislation), or (B) the inclusion or exclusion of Tax Expenses pursuant to the terms of Proposition 13, which shall be governed pursuant to the terms of Sections 4.2.5.1 through 4.2.5.3, above.

4.2.6. “Tenant’s Share” shall mean the percentage set forth in Section 6 of the Summary.

4.3 Allocation of Direct Expenses.

4.3.1. Method of Allocation. The parties acknowledge that the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e. the Direct Expenses) should be shared between the tenants of the Building and the tenants of the other buildings in the Project. Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consists of Operating Expenses and Tax Expenses) are determined annually for the Project as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on a reasonable and equitable basis, shall be allocated to the tenants of the Building (as opposed to the tenants of any other buildings in the Project) and such portion shall be the Direct Expenses for purposes of this Lease. Such portion of Direct Expenses allocated to the tenants of the Building shall include all Direct Expenses attributable solely to the Building and a reasonable and equitable portion of the Direct Expenses attributable to the Project as a whole.

4.3.2. Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”), in Landlord’s reasonable discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in a reasonable and equitable manner.

4.4 Calculation and Payment of Additional Rent. If for any Expense Year ending or commencing within the Lease Term, Tenant’s Share of Direct Expenses for such Expense Year exceeds Tenant’s Share of Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount equal to the excess (the “Excess”).

4.4.1. Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall use commercially reasonable efforts to give to Tenant, within one hundred eighty (180) days following the end of each Expense Year (including, without limitation, the Base Year and the last Expense Year) (the “Statement Delivery Date”), a reasonably detailed statement certified by the Landlord’s Project manager (the “Statement”) which shall state the Direct Expenses for such preceding Expense Year, Tenant’s Share applicable to such Expense Year, and the amount of the Excess, if any. Within thirty (30) days of receipt of the Statement for each Expense Year commencing or ending during the Lease Term, (i) if an Excess is present, Tenant shall pay the full amount of Tenant’s Share of the Excess for such Expense Year, less the amounts, if any, paid by Tenant with respect to such Expense Year as “Estimated Excess,” as that term is defined in Section 4.4.2, below (such amount to be paid by Tenant, the “Reconciliation Payment”), and (ii) if the amounts paid by Tenant as Estimated Excess for such Expense Year exceed the amount of Tenant’s Share of the Excess, the amount of such excess payments (the “Reconciliation Credit”) shall be credited against the next payment of Rent due, or if the Lease Term has expired or has been terminated, such amount shall be paid in cash to Tenant within thirty (30) days after Landlord’s delivery of the Statement (to the tenants of the Building generally) for the last year of such expired or terminated Lease Term. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or

Tenant from enforcing its rights under this Article 4; provided, however, that notwithstanding any provision to the contrary contained in this Lease, in no case shall Landlord be permitted to add to the amount of Tenant’s Share of any Excess or bill for the first time any portion of Tenant’s Share of any Excess after two (2) years following the date of the termination of this Lease, except to the extent the same relates to Tax Expenses and utilities, which may be billed to Tenant at a later date (but in no event later than four (4) years after the date of the termination of this Lease). Subject to the provisions of this Lease, even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, (i) if a Reconciliation Payment is owed, Tenant shall pay to Landlord such amount within thirty (30) days of receipt of such Statement, and (ii) if a Reconciliation Credit is owed, Landlord shall pay the same to Tenant within thirty (30) days of such determination. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.

4.4.2. Statement of Estimated Direct Expenses. In addition to providing Tenant with the Statement pursuant to Section 4.4.1 of this Lease, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the “Estimate Statement”) within one hundred eighty (180) days of the commencement of each Expense Year which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated excess (the “Estimated Excess”) as calculated by comparing the Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Direct Expenses for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect Tenant’s Share of any Estimated Excess under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the next to last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1. Tenant shall be liable for and shall pay before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. Provided that Landlord acts on a consistent and nondiscriminatory basis with respect to all tenants in the Project with respect to matters relevant to such issue, if any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only after notice to Tenant and under proper protest if requested by Tenant, Tenant shall within thirty

(30) days of demand repay to Landlord the taxes so levied against Landlord or .the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2. If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building are assessed; then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.

4.5.3. Notwithstanding any contrary provision herein, and only to the extent any of the following are not included in Tax Expenses, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.6 Landlord’s Books and Records. Upon Tenant’s written request given not more than thirteen (13) months after Tenant’s receipt of an Estimate Statement for a particular Expense Year, and provided that Tenant is not then in default under this Lease beyond the applicable cure period provided in this Lease, Landlord shall provide Tenant with an audited statement (the “Accountant’s Statement”) concerning the Direct Expenses for such Expense Year from Landlord’s independent certified public accountants, and Landlord shall also furnish Tenant with such reasonable supporting documentation in connection with said Direct Expenses as Tenant may reasonably request. Landlord shall provide said information and the Accountant’s Statement to Tenant within sixty (60) days after Tenant’s written request therefor. The Accountant’s Statement shall contain sufficient detail to enable Tenant to verify that the terms of exclusions and inclusions with respect to Direct Expenses, as set forth in this Lease, have been adhered to in computing the Excess payable by Tenant. If, within thirty (30) days following Tenant’s receipt of the Accountant’s Statement and supporting documentation; Tenant still disputes the applicable Direct Expenses, a determination as to the proper amount shall be made, at Tenant’s expense; by a regionally or nationally recognized independent certified public accountant (the “Accountant”) mutually and reasonably agreed to by Landlord and Tenant; provided that if such determination by the Accountant confirms that Direct Expenses were overstated by more than five percent (5.0%), then the cost of the Accountant and the cost of such determination shall be paid for by Landlord. If the determination by the Accountant confirms that Direct Expenses were overstated by between three percent (3%) and five percent (5%), then the cost of the Accountant and the cost of such determination shall be shared equally by Landlord and Tenant. In connection with such inspection, the Accountant, Tenant and Tenant’s agents must agree in advance to follow Landlord’s reasonable rules and procedures regarding inspections of Landlord’s records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection. Tenant hereby acknowledges that Tenant’s sole right to inspect Landlord’s books and records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to applicable law to inspect such books and records and/or to contest the amount of Direct Expenses payable by Tenant. Tenant’s sole remedy shall be for the parties to make such appropriate payments or reimbursements, as the case may be, to each other as are determined to be owing, provided that any reimbursements payable by Landlord to Tenant may, at Landlord’s option, instead be credited against the Base Rent next coming due under this Lease unless the Lease Term has expired, in which event Landlord shall refund the appropriate amount to Tenant. Any amounts determined to be owing pursuant to this Section 4.6, shall be paid by the appropriate party to the other, within thirty (30) days after such determination.

ARTICLE 5

USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.

5.2 Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses; or (vi) communications firms such as radio and/or television stations. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or materially and unreasonably obstruct or interfere with the rights of other tenants or occupants of the Building, or unreasonably and materially injure them or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.

5.3 CC&Rs. Tenant shall comply with all recorded covenants, conditions, and restrictions currently affecting the Project; specifically including, without limitation, that certain Declaration of Operating and Reciprocal Easement Agreement, by One Hundred Towers L.L.C., a Delaware limited liability company as “Declarant”, dated as of April 2, 1997, recorded on April 2, 1997, in the Official Records of Los Angeles County, California, as Document No. 97-503336, as amended by that certain First Amendment to Declaration of Operating and Reciprocal Easement Agreement, between Declarant and Landlord, dated as of June 7, 2004, recorded on August 19, 2004, as Document No, 04-2140308 (collectively, the “OREA”). Additionally, Tenant acknowledges that the Project may be subject to any amendments or modifications to the OREA, future covenants, conditions, and restrictions (collectively, including any modifications or amendments to the OREA, the “CC&Rs”) which Landlord, in Landlord’s discretion, deems reasonably necessary or desirable, and Tenant agrees that this Lease shall be subject and subordinate to such CC&Rs, provided and on the condition that such CC&Rs do not adversely affect any of Tenant’s rights under this Lease and do not increase any of Tenant’s obligations under this Lease. Landlord shall have the right to require Tenant to execute and acknowledge, within fifteen (15) business days of a request by Landlord, a “Recognition of Covenants, Conditions, and Restriction,” in a form substantially similar to that attached hereto as Exhibit F, agreeing to and acknowledging the CC&Rs.

5.4 Prohibited Uses. Tenant shall not use the Premises (i) for retail banking operations, which shall include depository operations, issuance and sales of certificates of deposit, or establishing and maintaining money market and savings accounts and other deposit-based accounts and investments, or (ii) to perform or offer talent agent or personal management services. Notwithstanding the foregoing, Tenant shall have the right to offer money market accounts to its clients which accounts shall be ancillary to the main business services provided to such clients, and to offer fixed income and equity securities investments.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the following services twenty-four (24) hours per day, three hundred sixty-five (365) days per year (unless otherwise stated below) during the Lease Term.

6.1.1. Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises and in a manner consistent with the requirements outlined in Schedule 1 to Exhibit B of this Lease from 8:00 A.M. to 6:00 P.M. Monday through Friday, and on Saturdays from 9:00 A.M. to 1:00 P.M. (collectively, the “Building Hours”), except for the date of observation of New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other nationally recognized holidays (collectively, the “Holidays”).

6.1.2. Landlord shall provide adequate electrical wiring and facilities for connection to Tenant’s lighting fixtures and incidental use equipment, in a manner consistent with other Comparable Buildings, provided that (i) the connected electrical convenience load does not exceed an average of 4.0 watts per usable square foot of the Premises during the Building Hours on a monthly basis, and the electricity so furnished for incidental use equipment will be at a nominal one hundred twenty (120) volts and no electrical circuit for the supply of such incidental use equipment will require a current capacity exceeding twenty (20) amperes, and (ii) the connected electrical load of Tenant’s lighting fixtures does not exceed an average of 1.5 watts per usable square foot of the Premises during the Building Hours on a monthly basis, and the electricity so furnished for Tenant’s lighting will be at a nominal one hundred twenty (120) volts, which electrical usage shall be subject to applicable laws and regulations, including Title 24. Tenant will design Tenant’s electrical system serving any equipment producing nonlinear electrical loads to accommodate such nonlinear electrical loads; including, but not limited to, oversizing neutral conductors, derating transformers and/or providing power-line filters. Engineering plans shall include a calculation of Tenant’s fully connected electrical design load with and without demand factors and shall indicate the number of watts of unmetered and submetered loads. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.3. Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building Common Areas, in a manner consistent with other Comparable Buildings.

6.1.4. Landlord shall provide janitorial services to the Premises, except the date of observation of the Holidays, in and about the Premises and window washing services in a manner consistent with other Comparable Buildings. Landlord will cooperate with Tenant to address Tenant’s reasonable security requirements with respect to the janitorial services and personnel. In the event Landlord incurs any additional janitorial costs as a result of Tenant’s particular security requirements, such additional costs shall be paid by Tenant within thirty (30) days of invoice.

6.1.5. Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, shall have one elevator available at all other times, except on the Holidays, and shall provide nonexclusive, non-attended automatic passenger escalator service during Building Hours only, in a manner consistent with other Comparable Buildings.

6.1.6. Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord, in a manner consistent with other Comparable Buildings.

6.1.7. Landlord shall provide access control personnel and services at the Project in a manner comparable to that provided at Comparable Buildings. Subject to the terms of this Lease (including Article 8 hereof), Tenant may, at its own expense, install its own security system (“Tenant’s Security System”) in the Premises. Tenant may coordinate the Tenant’s Security System to provide that the Building’s system and the Tenant’s Security System will operate on the same type of key card, so that Tenant’s employees are able to use a single card for both systems, but shall not otherwise integrate the Tenant’s Security System with the Building systems. Notwithstanding anything contained herein to the contrary, subject to the terms of Article 8 of this Lease, Tenant may install any security system in the Premises that is independent of, and which does not affect, Landlord’s security or life safety system and which does not adversely affect the Building systems or structure, or Landlord’s ability to operate the Project on a commercially reasonable basis. Tenant shall be solely responsible, at Tenant’s sole.

Tenant shall cooperate in all reasonable respects with Landlord at all times and abide in all material respects by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, within thirty (30) days after billing, the “Actual Cost” (as defined below) of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, within thirty (30) days after demand, at the rates charged by the public utility company furnishing the same, including the cost of such additional metering devices. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation, and subject to the terms of Section 29.32, below, Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises which is not consistent with the use of the Premises for the Permitted Use, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give notice of the same via Landlord’s standard automated system, and Landlord shall supply such utilities to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish, provided that such cost shall not exceed the Actual Cost thereof as reasonably determined by Landlord. As used herein the term “Actual Cost” shall mean the actual cost, including reasonable depreciation and administrative charges (to the extent not duplicative of Operating Expenses) incurred by Landlord, as reasonably determined by Landlord, but without charge for profit.

6.3 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring; through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6. Landlord may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease, provided that the Premises are not thereby rendered untenantable.

6.4 Rent Abatement. if the Premises become untenantable and unusable by Tenant as a result of (a) any damage or destruction to the Premises, the parking garage, the Building, and/or the Project, (b) any repair, maintenance or alteration performed by Landlord after the Lease Commencement Date and required or permitted by the Lease, which substantially interferes with Tenant’s use of the Premises, the parking garage, and/or the Building, or (c) any non-availability to Tenant of services or access to the Premises, the parking garage, and/or the Building as required by the terms of this Lease, Tenant shall give Landlord notice (the “Abatement Notice”), specifying such failure to perform by Landlord (the “Abatement Event”). If Landlord does not cure such Abatement Event within five (5) business days of receipt of the Abatement Notice, Tenant may, upon written notice to Landlord, immediately abate Rent payable under this Lease for that portion of the Premises rendered untenantable and not used by Tenant, for the period beginning on the date five (5) business days after the Abatement Notice to the earlier of the date Landlord cures such Landlord Default or the date Tenant recommences the use of such portion of the Premises. Such right to abate Rent shall be Tenant’s sole and exclusive rent abatement remedy at law or in equity for an Abatement Event. Except as provided in this Section 6.4, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder. If Landlord has not cured such Abatement Event within six (6) months after receipt of the Abatement Notice from Tenant, Tenant shall have the right to terminate this Lease during the first ten (10) business days of each calendar month following the end of such six (6) month period until such time as Landlord has cured the Abatement Event, which right may be exercised only by delivery of thirty (30) days’ notice to Landlord (the “Abatement Event Termination Notice”) during such ten (10) business day period, and shall be effective as of a date set forth in the Abatement Event Termination Notice (the “Abatement Event Termination Date”), which Abatement Event Termination Date shall not be less than thirty (30) days, and not more than two (2) months, following the delivery of the Abatement Event Termination Notice. Notwithstanding anything contained in this Section 6.4 to the contrary, Tenant’s Abatement Event Termination Notice shall be null and void (but only in connection with the first notice sent by Tenant with respect to each separate Abatement Event) if Landlord cures such Abatement Event within such thirty (30) day period following receipt of the Abatement Event Termination Notice.

ARTICLE 7

REPAIRS

7.1 Repair Obligations. Tenant shall; at Tenant’s own expense, pursuant to the terms of this Lease, including without limitation Article 8 hereof, keep the portions of the Premises, including the Tenant Improvements in the Premises, and all other alterations, tenant fixtures and furnishings in the Premises (except the “Base Building,” as that term is defined in Section 8.2 of this Lease, and any Base Building systems and equipment), in good order, repair and condition at all times during the Lease Term, subject to reasonable wear and tear, and damage by casualty event or the negligence or misconduct of Landlord or any Landlord Party (defined below). In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, pursuant to the terms of this Lease, including without limitation Article 8 hereof, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant; provided however, that if Tenant fails to commence to make such repairs or replacements within thirty (30) days after notice from Landlord (except in cases of emergency in which no notice shall be required of Landlord) and diligently complete such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord actual, out-of-pocket costs thereof, arising from Landlord’s involvement with such repairs and replacements within thirty (30) days after being billed for same (provided documentation evidencing the costs incurred by Landlord is provided to Tenant). Notwithstanding the foregoing, Landlord shall repair and maintain in first class condition and operating order the Project parking facilities, exterior landscaping and lighting, as well as the structural portions of the Building, including, but not limited to, the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs parking areas, stairwells, escalators, elevator cabs, plazas, mechanical, electrical and telephone closets (collectively, the “Building Structure”) and the mechanical, electrical, life safety, plumbing, sprinkler systems (connected to the core) and base building HVAC systems (which shall in no event include any of the Tenant Repair Items) (collectively, the “Building Systems”), except to the extent such maintenance and repairs are caused by the act, neglect, fault or omission of any duty by Tenant or contractors, agents, servants, employees, invitees, guests or licensees of Tenant, in which event Tenant shall pay to Landlord, as Additional Rent, the reasonable cost of such maintenance and repairs. Landlord may, but shall not be required to, subject to and in accordance with the provisions of Article 27 hereof, enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

7.2 Tenant’s Right to Make Repairs. Notwithstanding any provision set forth in this Lease to the contrary, if Tenant provides Notice to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance of a portion of the Building Structure and/or Building System located within the Premises, which event or circumstance with respect to the Building Structure or Building System materially or adversely affects the conduct of Tenant’s business from the Premises, and Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, after the receipt of such Notice, but in any event not later than thirty (30) days after receipt of such Notice, then Tenant may proceed to take the required action upon delivery of an additional five (5) business days’ Notice to Landlord specifying that Tenant is taking such required action, and if such action was required under the Lease to be taken by Landlord and was not commenced by Landlord within such five (5) business day period, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action plus interest thereon at the Interest Rate. Notwithstanding the foregoing, in the event of an emergency situation (i.e., a situation involving imminent material threat to persons or property), Tenant may take any such action upon one (1) day prior notice to Landlord, and without the requirement of a second notice. In the event Tenant takes such action, Tenant shall use only those contractors used by Landlord in the Building for work unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in Comparable Buildings.

Promptly following completion of any work, Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto. If Landlord does not deliver a detailed written objection to Tenant within thirty (30) days after receipt of an invoice from Tenant, then Tenant shall be entitled to deduct from Rent payable by Tenant under this Lease, the amount set forth in such invoice. If, however, Landlord delivers to Tenant, within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not then be entitled to such deduction from Rent, and if so elected by Tenant, Tenant may proceed to claim a default by Landlord and commence an action against Landlord for such amounts.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) days prior to the commencement thereof, and which consent shall not be unreasonably withheld, conditioned or delayed by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days notice to Landlord, but without Landlord’s prior consent, to the extent that such Alterations are: (i) decorative only (i.e., installation of carpeting or painting of the Premises); or (ii) the cost of such Alterations does not exceed Fifty Thousand and No/100 Dollars ($50,000,00), do not affect and/or are not constructed long the window line of the Premises such the same may be seen from the exterior of the Premises, and do not adversely affect the systems and equipment of the Building, exterior appearance of the Building, or structural aspects of the Building; and provided that such all such Alterations identified in items (i) and (ii) above shall nonetheless be made in accordance with the remaining terms of this Article 8, and the terms of this Lease. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant from a list provided and approved by Landlord, the requirement that Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term (provided that Landlord shall not require Tenant to remove Alterations which are customary general office improvements (“General Office Improvements”), and the requirement that all Alterations conform in terms of quality and style to the Building’s standards established by Landlord. Raised flooring, rolling files, and interior stairwells shall not be considered to be General Office Improvements. If such Alterations will involve the use of or disturb hazardous materials or substances existing in the Premises, Tenant shall comply with Landlord’s rules and regulations concerning such hazardous materials or substances. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the City of Los Angeles, all in conformance with Landlord’s construction rules and regulations. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the “Base Building,” as that term is defined below, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. The “Base Building” shall include the structural portions of the Building, and the public restrooms and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to unreasonably obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to unreasonably obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of Los Angeles in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project management office (A) a reproducible print copy, and (B) an electronic CAD file, of the “as built” drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations Based upon such “as built” drawings and other documents provided by Tenant, Landlord shall, at Tenant’s reasonable expense, update Landlord’s “As-Built Floor Master Plans,” including updated vellums and electronic CAD files. As used in this Lease, the “As-Built Floor Master Plans” means (i) the “Architectural Partition Plan,” and (ii) the following engineered plans: (a) “Lighting Plan,” (b) “Power Plan,” (c) “Mechanical Plan,” (d) “Plumbing Plan,” (e) “Fire Sprinkler Plan, and (f) “Fire/Life Safety Plan.” The current version of such As-Built Floor Master Plans, which may be modified by Landlord from time-to-time, shall be made available to Tenant upon Tenant’s request.

8.3 Payment for Improvements. If payment is made directly to contractors, Tenant shall comply with Landlord’s requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors. If Tenant (in its sole and absolute discretion) orders any work directly from Landlord, Tenant shall pay to Landlord a percentage of the cost of such work (not to exceed five percent (5%)) sufficient to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work. If Tenant does not order any work directly from Landlord, Tenant shall not be required to pay Landlord any supervision fee or other compensation in connection with such work, but if such work shall involve any matter which reasonably requires review or consultation by Landlord’s management staff with third party consultants, Tenant shall be required to reimburse Landlord for Landlord’s reasonable, actual, out-pocket costs and expenses incurred in engaging any such third party consultants for such review or consultation. The terms of this

Section 8.3 (and all of the terms of this Article 8) do not govern the construction of the initial improvements in the Premises, which construction shall be governed by the terms of the Tenant Work Letter.

8.4 Construction Insurance. Prior to the commencement of any Alteration, Tenant shall provide Landlord with reasonable evidence that Tenant carries “Builder’s All Risk” insurance in a commercially reasonable amount covering the construction of such Alterations to the extent customarily required given the scope of such Alterations (and to the extent such coverage is not duplicative of coverage carried by Tenant under Article 10 of this Lease), it being understood and agreed that all such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, if a proposed Alteration is reasonably estimated to exceed $150,000, Landlord may, in its reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security reasonably satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alteration and naming Landlord as a co-obligee.

8.5 Landlord’s Property. Subject to the provisions of this Lease, all Alterations, improvements, fixtures, equipment and/or appurtenances which may be affixed to the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord at the expiration or sooner termination of this Lease, except that Tenant shall have the right to remove any such Alterations, improvements, fixtures and/or equipment which Tenant can substantiate to Landlord have not been paid for with any Tenant improvement allowance funds provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord. Furthermore, subject to the provisions of this Lease, as to any Alterations requiring Landlord’s consent, if Landlord, as a condition to Landlord’s consent to any such Alteration (which was not a General Office Alteration), notified Tenant that it retained the right to require that Tenant remove such Alteration upon the expiration or early termination of the Lease Term, Landlord may, by, written notice given to Tenant not less than sixty (60) days prior to the end of the Lease Term, or given within thirty (30) days following any earlier termination of this Lease, require Tenant, at Tenant’s expense, to remove such Alteration and to repair any damage to the Premises and Building caused by such removal. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or improvements in the Premises, and return the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord, then at Landlord’s option, either (A) Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the terms of Article 16, below, until such work shall be completed, or (B) Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed; materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable within thirty (30) days of receipt of invoice therefor, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

ARTICLE 10

INSURANCE

10.1 Indemnification and Waiver. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (each “Landlord Party” and collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant, except if as a result of the negligence or willful misconduct of Landlord, or any of its employees, agents or contractors. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) (“Claims”) incurred in connection with or arising from any cause in, on or about the Premises, any violation of any of the requirements, ordinances, statutes, regulations or other laws, including, without limitation, any environmental laws required to be observed hereunder, any acts, omissions or willful misconduct of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in, on or about the Project or any breach of the terms of this Lease, either prior to, during, or after the expiration of the

Lease Term, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of any Landlord Party in connection with the Landlord Parties’ activities in, on or about the Project, including the Premises. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its actual, out-of-pocket and reasonable costs and expenses incurred in such suit, including without limitation, its actual, out-of-pocket and reasonable professional fees such as appraisers’, accountants’ and attorneys’ fees. Subject to the provisions of this Section 10.1, Landlord shall indemnify, defend, protect and hold Tenant and its partners, officers, agents, servants and employees (collectively, “Tenant Parties”) harmless from and against any and all Claims incurred in connection with, or arising from (i) any cause in or about the Project, the Building or the Common Areas (in each case other than the Premises), to the extent the same would be covered under a customary commercial general liability policy of insurance or is otherwise covered by Landlord’s insurance; (ii) negligence or willful misconduct of Landlord or of any Landlord Party or any Landlord contractor, whether in or about the Project, the Building, the Common Areas or the Premises, or (iii) a breach of this Lease by Landlord; provided, however, that the foregoing indemnity shall not apply to the extent of the negligence or willful misconduct of Tenant or its partners, members, subpartners, parents, subsidiaries, affiliates and their respective officers, agents, servants, employees, and independent contractors. Tenant’s agreement to indemnify Landlord pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to Tenant’s indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2 Landlord’s Fire and Casualty Insurance. Landlord shall insure the Building (including the Building Structure and Building Systems) and the Project during the Lease Term under (a) Special Form coverage (“all risks” form), and (b) a Commercial General Liability and Umbrella Liability. Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine, provided the coverage and amounts of insurance carried by Landlord in connection with the Building shall at a minimum be comparable to the coverage and amounts of insurance which are carried by reasonably prudent landlords of Comparable Buildings. Notwithstanding the foregoing, Landlord shall not be required to carry earthquake, flood or terrorism insurance (although Landlord may do so at Landlord’s sole option). Upon inquiry by Tenant, from time to time, Landlord shall inform Tenant of all such insurance carried by Landlord. Tenant shall, at Tenant’s expense, comply with all insurance company requirements of Landlord’s insurance company pertaining to the use of the Premises, provided and on the condition, that any such requirements are reasonable and customary for Comparable Buildings and Tenant is provided with notice of any such requirements and any changes thereto. If Tenant’s nongeneral office conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase or discontinue such conduct, except when such conduct or use is reasonably consistent with the typical use of other office tenants in Comparable Buildings. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1. Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant’s operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:

Bodily Injury and	$5,000,000 each occurrence
Property Damage Liability	$5,000,000 annual aggregate

Personal Injury Liability	$5,000,000 each occurrence $5,000,000 annual aggregate 0% Insured’s participation

10.3.2. Physical Damage Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the “Tenant Improvements,” as that term is defined in Section 2.1 of the Tenant Work Letter, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the “Original Improvements”), and (iii) all other improvements, alterations and additions to the Premises (other than the Base Building and the Base Building systems and equipment). Such insurance shall be written on an “special form” physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for, depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year. Tenant shall not be required to carry earthquake, terrorism and/or flood insurance coverage on its personal property or Tenant Improvements; provided, however, notwithstanding the foregoing, Landlord shall have no obligation to provide any such insurance for the same. The foregoing shall not be deemed to affect Tenant’s obligations with respect to repair of the Premises in the event of damage caused by earthquake, terrorism and/or flood, as otherwise set forth in this Lease.

10.3.3. Worker’s Compensation and Employer’s Liability or other similar insurance to the extent required of Tenant pursuant to all applicable state and local statutes and regulations.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, Landlord’s lender, and any other party the Landlord so specifies, as an additional insured, including Landlord’s managing agent, if any; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-X in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) be in form and content reasonably acceptable to Landlord; and (vi) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least twenty (20) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, and such failure shall continue for five (5) business days’ after notice from Landlord, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within thirty (30) days after delivery to Tenant of bills therefor.

10.5 Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by their respective insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective property damage insurance carriers in the event of a property loss to the extent that such coverage is agreed to be insured hereunder. The parties each hereby waive all rights and claims against each other for such losses, waive all rights of subrogation of their respective property damage insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

10.6 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord and nondiscriminatorily requested by Landlord; provided, however, that notwithstanding any provision of the foregoing to the contrary, (i) Landlord shall not be permitted to increase the scope or amount of insurance to be carried by Tenant hereunder more than once during any one (1) five-year period, and (ii) any new requirements imposed by Landlord shall be consistent with respect to the insurance required of comparably sized tenants by the owners of the Comparable Buildings.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Except in the case where Landlord or its agents are already aware of the same, Tenant shall promptly notify Landlord of any material damage to the Premises resulting from fire or any other casualty. If the Project, the

Building, Premises or any Common Areas (or any improvements contained in any of the same) serving, providing access to, or otherwise affecting Tenant’s use and enjoyment of the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Project, the Building and such Common Areas (other than Tenant Improvements within the Premises). Such restoration shall be to materially the same condition of the Project, the Building, the Premises and the Common Areas immediately prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas reasonably deemed desirable by Landlord, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Upon the occurrence of any material damage to the Premises, upon notice (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3 of this Lease, and Landlord shall repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to their original condition; provided that if the reasonable estimated cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, Landlord shall so advise Tenant and provide supporting documentation evidencing such estimated cost, and the uninsured costs of such repairs shall be paid by Tenant to Landlord, prior to Landlord’s commencement of repair of the damage. In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the casualty becomes known to Landlord, Tenant shall not be required to assign to Landlord (or to any party designated by Landlord) the insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3 of this Lease and Tenant shall, subject to reasonable delays for insurance adjustment or other matters beyond Tenant’s reasonable control, and subject to all other terms of this Article 11, at its sole cost and expense, repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s reasonable review and approval, all plans, specifications and working drawings relating thereto; the work with respect to any such construction shall be performed in accordance with Article 8 hereof. Except as otherwise provided in this Lease, Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, Landlord shall allow Tenant a proportionate abatement of Rent during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith.

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead, subject to the terms of this Section 11.2, terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, which sixty (60) day period is subject to extension due to “Force Majeure,” as that term is defined in Section 29.16, below, but Landlord may so elect only if the Building or Project shall be materially damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in the reasonable written opinion of a contractor or engineer unaffiliated with Landlord, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord’s insurance policies; or (iv) the damage occurs during the last twelve (12) months of the Lease Term; provided and on the condition that Landlord shall only have the right to terminate this Lease as set forth above, if Landlord terminates all leases or similarly affected areas of the Project (to the extent Landlord has the right to do so under those leases, and in any event provided that Landlord shall have terminated leases which comprise a majority of the square footage in such similarly affected areas of the Project (other than the CAA Lease)). If Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the damage occurs during the last twelve (12) months of the Lease Term, and/or the repairs cannot, in the reasonable opinion of Landlord’s contractor, be completed within one hundred eighty (180) days after being commenced, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. Furthermore, if neither Landlord nor Tenant has terminated this Lease, and the repairs are not actually completed within two hundred forty (240) days after the date of discovery of damage, Tenant shall have the right to terminate this Lease during the first five (5) business days of each calendar month following the end of such 240-day period until such time as the repairs are complete, by notice to Landlord (the “Damage Termination Notice”), effective as of a date set forth in the Damage Termination Notice (the “Damage Termination Date”), which Damage Termination Date shall not be less than ten (10) business days following the end of each such month. Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period ending thirty (30) days after the Damage Termination Date set forth in the Damage Termination Notice by delivering to Tenant, within five (5) business days of Landlord’s receipt of the Damage Termination Notice, a certificate of Landlord’s contractor responsible for the repair of the damage certifying that it is such contractor’s good faith judgment that the repairs shall be substantially completed within thirty (30) days after the Damage Termination Date. If repairs shall be substantially completed prior to the expiration of such thirty-day period, then the Damage Termination Notice shall be of no force or effect, but if the repairs shall not be substantially completed within such thirty-day period, then this Lease shall terminate upon the expiration of such thirty-day period. At any time, from time to time, after the date occurring sixty (60) days after the date of the damage, Tenant may request that Landlord inform Tenant of Landlord’s reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within five (5) business days. Notwithstanding the provisions of this Section 11.2, Tenant shall have the right to terminate this Lease under this Section 11.2 only if each of the following conditions is satisfied: (a) there is then no Event of Default under this Lease; (b) as a result of the damage, Tenant cannot reasonably conduct business from a material portion of the Premises, or the portions of the Project affected by such damage materially impairs Tenant’s ability to conduct business from the Premises; and, (c) as a result of the damage, Tenant does not occupy or use the Premises.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment. The payment of any Rent or any other amount hereunder by Tenant shall not prejudice in any manner the right of Tenant to thereafter contest whether such Rent or other amount was payable hereunder by Tenant, otherwise waive any breach or default by Landlord or otherwise affect any claim held by Tenant against Landlord.

ARTICLE 13

CONDEMNATION

If the whole or more than twenty-five percent (25%) of the rentable square feet of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall promptly give Tenant notice of any such proposed taking or condemnation together with the anticipated date possession is required to be surrendered to the authority and shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority; provided, however, that with respect to any taking or condemnation of the Building or the Project that does not affect the Premises, Landlord’s right to terminate this Lease as set forth in this Article 13 shall be conditioned upon Landlord electing to terminate the lease of all other tenants of the Project similarly affected by the taking. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant, its Affiliates and their employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer (and provided that Tenant has previously delivered the “Intention to Transfer Notice”, as defined in Section 14.4, below), Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than two hundred seventy (270) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”); (iii) all of the terms of the proposed Transfer and the consideration therefor, including a good faith estimate (which may be subject to revision) of any “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and, to the extent it then exists, copies of all proposed or executed documentation effectuating the proposed Transfer, including all operative documents to evidence such Transfer and all agreements incidental or related to such Transfer (and, to the extent any such documentation materially changes, Tenant shall notify Landlord, and, if Landlord might otherwise have reasonably withheld its consent to the applicable Transfer, had the documentation initially contained such change, then Landlord shall have the right to approve or disapprove such change), (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, within thirty (30) days after written request by Landlord, in an amount not to exceed Two Thousand Five Hundred and No/100 Dollars ($2,500.00) in the aggregate.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1. The Transferee is of a character or demonstrated reputation or engaged in a business which materially inconsistent with the quality of the Building or the Project;

14.2.2. The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3. The Transferee is either a governmental agency or instrumentality thereof;

14.2.4. The Transfer occurs during the period from the Lease Commencement Date until the earlier of (i) January 2008, or (ii) the date at least ninety-five percent (95%) of the rentable square feet of the Building is leased, and the rent charged by Tenant to such Transferee during the term of such Transfer (the “Transferee’s Rent”), calculated using a present value analysis, is less than ninety-five percent (95%) of the rent being quoted by Landlord at the time of such Transfer for comparable space in the Project for a comparable term (the “Quoted Rent”), calculated using a present value analysis;

14.2.5. The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.6. The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease (provided that Landlord shall notify Tenant of any restrictions that might affect Tenant’s rights hereunder which are granted by Landlord after the date hereof);

14.2.7. The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow such Transferee to occupy space leased by Tenant pursuant to any such right); or

14.2.8. Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord to lease space in the Project at such time, or (iii) has negotiated with Landlord during the three (3) month period immediately preceding the Transfer Notice (as evidenced by the transmittal of one or more draft proposals or lease documents by Tenant to Landlord or Landlord to Tenant), and Landlord has direct space in the Project available for lease which is reasonably comparable to the Subject Space; or

14.2.9. The Transferee does not intend to occupy the Subject Space Premises and conduct its business therefrom for a substantial portion of the term of the Transfer.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any material changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be materially more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee. Tenant shall indemnify, defend and hold harmless Landlord from any and all liability, losses, claims, damages, costs, expenses, causes of action and proceedings involving any third party or parties (including without limitation Tenant’s proposed subtenant or assignee) who claim they were damaged by Landlord’s wrongful withholding or conditioning of Landlord’s consent.

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any free base rent reasonably provided to the Transferee, (ii) any brokerage commissions in connection with the Transfer, (iii) reasonable attorneys’ fees incurred by Tenant in connection with the Transfer or paid to Landlord pursuant to Section 14.1; (iv) any lease takeover costs incurred by Tenant in connection with the Transfer, (v) out-of-pocket costs of advertising the space subject to the Transfer; (vi) any free base rent reasonably provided to the Transferee; and (vii) any changes, alterations and improvements to the Premises in connection with the Transfer “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. In the calculations of the Rent (as it relates to the Transfer Premium calculated under this Section 14.3), and the Transferee’s Rent and Quoted Rent under Section 14.2 of this Lease, the Rent paid during each annual period for the Subject Space, and the Transferee’s Rent and the Quoted Rent, shall be computed after adjusting such rent to the actual effective rent to be paid, taking into consideration any and all leasehold concessions granted in connection therewith, including, but not limited to, any rent credit and tenant improvement allowance. For purposes of calculating any such effective rent all such concessions shall be amortized on a straight-line basis over the relevant term.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant contemplates a Transfer of all or a portion of the Premises (or in the event of any other Transfer or Transfers entered into by Tenant as a subterfuge in order to avoid the terms of this Section 14.4), Tenant shall give Landlord notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the “Contemplated Transfer Space”), the contemplated date of commencement of the Contemplated Transfer (the “Contemplated Effective Date”), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this

Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space for the term set forth in the Intention to Transfer Notice. Thereafter, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space. Landlord’s recapture notice shall cancel and terminate this Lease with respect to such Contemplated Transfer Space as of the Contemplated Effective Date. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner, to recapture such Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the “Nine Month Period”) commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Nine Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Nine Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord; promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish within ten (10) days of Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in reasonable detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times during Business Hours following twenty-four (24) hours advance notice to audit the portion(s) of the books, records and papers of Tenant directly relating to a Transfer to which Landlord is entitled to payment of a Transfer Premium, and shall have the right to make copies thereof. If the Transfer Premium respecting such Transfer shall be found understated or overstated, the appropriate party shall, within thirty (30) days after demand, pay the deficiency or excess, and if understated by more than five percent (5%), Tenant shall pay Landlord’s costs of such audit.

14.6 Additional Transfers. For purposes of this Lease, and subject to the terms of Section 14.8, below, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period. This Section 14.6 is subject to Section 14.8 below.

14.7 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease beyond any applicable notice and cure period, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8 Non-Transfers. Notwithstanding anything to the contrary contained in this Lease, neither (i) an assignment to a transferee of all or substantially all of the assets or ownership interests of Tenant, (ii) an assignment of the Premises to a transferee which is the resulting entity of a merger, reorganization or consolidation of Tenant with another entity, nor (iii) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant (an “Affiliate”), shall be deemed a Transfer under Article 14 of this Lease, provided that (a) in the event of an assignment to an Affiliate, such Affiliate has a net worth as calculated by generally accepted accounting principles, and as reasonably demonstrated to Landlord, which is equal to or in excess of the net worth of Tenant as of the date hereof, or as of the date of such transfer, whichever is greater, (b) Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such transfer or Affiliate, and (c) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. “Control,” as used in this Section 14.8, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in any person or entity. Any entity listed in item (i), (ii), or (iii), above, shall be referred to herein as a “Permitted

Transferee.” Any transaction under (i), (ii) or (iii), above shall not require the payment of a Transfer Premium, shall not be subject to Section 14.4, and shall not require the receipt of Landlord’s consent.

14.9 Occupancy by Others. Notwithstanding any contrary provision of this Article 14, Tenant shall have the right (without the payment of a Transfer Premium, without being subject to Section 14.4, and without the receipt of Landlord’s consent, but only following prior written notice to Landlord), to permit the occupancy of up to a cumulative total of 4,000 rentable square feet of the Premises, in the aggregate, to any individual(s) or entities engaged in an ongoing business relationship with Tenant (“Tenant’s Occupants”) on and subject to the following conditions: (i) such individuals or entities shall not be permitted to occupy a separately demised portion of the Premises which contains an entrance to such portion of the Premises other than the primary entrance to the Premises; (ii) all such individuals or entities shall be of a character and reputation consistent with the first-class quality of the Building and the Project; and (iii) such occupancy shall not be a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on Transfers pursuant to this Article 14. Tenant shall promptly supply Landlord with any documents or information reasonably requested by Landlord regarding any such individuals or entities. Any occupancy permitted under this Section 14.9 shall not be deemed a Transfer under this Article 14. Notwithstanding the foregoing, no such occupancy shall relieve Tenant from any liability under this Lease.

ARTICLE 15

SURRENDER OF PREMISES’ OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Lease, quit and surrender possession of the Premises to Landlord in as good order and condition as existing on the date of this Lease, except for and subject to (i) improvements thereto and/or Alterations thereof made by Landlord and/or Tenant pursuant to this Lease which are not required to be removed by Tenant pursuant to Article 8 of this Lease, (ii) reasonable wear and tear, (iii) casualty damage or changes required as a result of condemnation, (iv) repairs which are specifically made the responsibility of Landlord hereunder, and (v) damage resulting from the acts or omissions of Landlord. Upon the date of such expiration or termination, Tenant shall, at its expense, remove or cause to be removed from the Premises all debris and rubbish, (not ordinarily removed by the normal janitorial service), and all items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed (the notification of which may be provided to Tenant either prior to or following the expiration or earlier termination of this Lease); and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to of the Applicable Multiplier multiplied by the greater of (i) the Base Rent applicable during the last rental period of the Lease Term under this Lease, and (ii) the then-current market rent for the Premises (as reasonably determined by Landlord). The “Applicable Multiplier” shall be (a) one hundred twenty-five percent (125%) for the first one month of any period of holding over, (b) one hundred fifty percent (150%) for the following one month of any period of holding over, (c) one hundred seventy-five percent (175%) for the following one month of any period of holding over, and (d) two hundred percent (200%) for each subsequent month of any period of holding over. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein (including all obligations with respect to Additional Rent). For purposes of this Article 16, a holding over shall include Tenant’s remaining in the Premises after the expiration or earlier termination of the Lease Term, as required pursuant to the terms of Section 8,5, above, to remove any Alterations or Above Building Standard Tenant Improvements located within the Premises and replace the same with Building Standard Tenant Improvements. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises within thirty (30) days after the termination or expiration of this Lease, then in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant of which Tenant has notice founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) days following a request in writing by Landlord or Tenant, Tenant or Landlord, as appropriate, shall execute, acknowledge and deliver to the other an estoppel certificate, which, as submitted by Landlord or Tenant, shall be substantially in the form of Exhibit E, attached hereto (or such other commercially reasonable form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof, or assignee of Tenant), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee, or by Tenant’s assignee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project, or by an assignee of Tenant’s interest in this Lease. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term, but no more than once per year, and only in connection with a bona fide sale or financing of the Building or Project, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be in a form as normally prepared by Tenant in the ordinary course of its business (provided that if Tenant normally prepares audited financial statements, Tenant shall deliver copies of such audited statements to Landlord). Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

ARTICLE 18

SUBORDINATION

Landlord hereby represents and warrants to Tenant that, as of the date hereof, the Building is not encumbered by any deed of trust, mortgage, or ground lease. This Lease shall be subject and subordinate to all future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances which are hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto, Landlord shall use commercially reasonable efforts to deliver to Tenant a commercially reasonable non-disturbance agreement(s) (“NDA”) in favor of Tenant from any ground lessors, mortgage holders or lien holders of Landlord who come into existence following the date hereof, and Tenant’s agreement to cause this Lease to be subordinate to any such future encumbrance shall be subject to and conditioned upon Tenant’s receipt of such NDA. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 19

DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute an “Event of Default” of this Lease by Tenant:

19.1.1. Any failure by Tenant to pay any Rent, or any part thereof, when due unless such failure is cured within three (3) business days after notice; or

19.1.2. Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for twenty (20) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a twenty (20) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default, but in no event exceeding a period of time in excess of sixty (60) days after written notice thereof from Landlord to Tenant; or

19.1.3. To the extent permitted by law, a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within ninety (90) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within ninety (90) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within ninety (90) days; or

19.1.4. The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than five (5) business days after notice from Landlord.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2 Remedies Upon Default. Upon the occurrence of any Event Of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever:

19.2.1. Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i) The worth at the time of award of unpaid rent which has been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant to Landlord pursuant to the terms of this Lease. As used in Paragraphs 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Paragraph 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2. Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3. Subject to the provisions of this Lease and applicable law, Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of Notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if Landlord commences such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided in this Lease, at law or in equity.

19.5 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that, so long as there is no event of default on the part of Tenant, Tenant shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

LETTER OF CREDIT

21.1 L-C Amount. Tenant shall deliver to Landlord concurrently with Tenant’s execution of this Lease, an unconditional, clean, irrevocable letter of credit (the “L-C”) in the initial amount of One Million Dollars ($1,000,000.00) (the “L-C Amount”), which L-C shall be issued by a money-center bank (a bank which accepts deposits, maintains accounts, has a local Los Angeles, California, office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord, with a short term Fitch Rating currency rating which is not less than “F2”, and a long term Fitch Rating currency rating which is not less than “BBB+” (an “Approved Bank”). In no event may an L-C be provided by JPMorgan Chase Bank, Bank One, or any affiliate of either. As of the date of this Lease, Landlord hereby pre-approves City National Bank to issue the L-C. The L-C shall be in a form and content substantially as set forth in Exhibit G, attached hereto. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L-C. Landlord and Tenant (a) acknowledge and agree that in no event or circumstance shall the L-C or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), and (b) acknowledge and agree that the L-C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto.

21.2 Application of the L-C. Landlord shall have the immediate right to draw upon the L-C, in whole or in part and without prior notice to Tenant, other than that required under the Lease, at any time and from time to time if (i) a default occurs under this Lease (beyond any applicable notice and cure period set forth in this Lease), (ii) Tenant files a voluntary petition, an involuntary petition is filed against Tenant by an entity other than Landlord, under any chapter of the Federal Bankruptcy Code (which involuntary petition is not dismissed within 90 days), or Tenant executes an assignment for the benefit of creditors, or (iii) if Tenant fails to renew the L-C at least thirty (30) days before its expiration. No condition or term of this Lease shall be deemed to render the L-C conditional, thereby justifying the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner. The L-C and its proceeds shall constitute Landlord’s sole and separate property (and not Tenant’s property or, in the event of a bankruptcy filing by Tenant, property of Tenant’s bankruptcy estate) and subject to the foregoing terms of this Article 21, Landlord may immediately upon any draw (and without notice to Tenant) apply or offset the proceeds of the L-C: (i) against any amounts payable by Tenant under this Lease that are not paid when due, after the expiration of any applicable notice and cure period; (ii) against all losses and damages that Landlord has suffered as a result of any default by Tenant under this Lease, including any damages arising under Section 1951.2 of the California Civil Code for rent due following termination of this Lease; and (iii) against any other amount that Landlord may spend by reason of Tenant’s default under this Lease but in no event in excess of amounts to which the Landlord would be entitled under the law. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not (a) prevent Landlord from exercising any other right or remedy provided by this Lease or by law, it being intended that Landlord shall not first be required to proceed against the L-C, nor (b) operate as a limitation on any recovery to which Landlord may otherwise be entitled. If any portion of the L-C is drawn upon, Tenant shall, within ten (10) days after written demand-therefor, reinstate the L-C to the amount then required under this Lease, or, in the alternative, Tenant may provide Landlord with cash, to be held by Landlord in accordance with this Section 21.2 in an amount which, together with the amount of any remaining portion of the L-C, shall be sufficient to equal the L-C Amount, as the same may be reduced pursuant to the terms of Section 21.1.2, below, and Tenant’s failure to do so shall be a default under this Lease. Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Project and the Building and in this Lease and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right to transfer or assign the L-C Security Deposit and/or the L-C to the transferee or mortgagee, and in the event of such transfer, Tenant shall look solely to such transferee or mortgagee for the return of the L-C Security Deposit and/or the L-C. The L-C shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent of Landlord.

21.3 Reduction of L-C Amount; Return of the L-C. To the extent that (A) there is not then an Event of Default under this Lease, (B) there has not previously been an Event of Default more than twice in the immediately preceding twelve (12) month period, and (C) Tenant can provide to Landlord reasonable evidence that, for each of the two (2) prior years, Tenant has (1) maintained total assets (as determined pursuant to generally accepted accounting principles) of not less than $24,000,000, and (2) has maintained total members equity (as determined pursuant to generally accepted accounting principles) of not less than $15,000,000, then, effective as of the first (1st) day of the third (3rd) Lease Year, the L-C Amount shall be reduced to $250,000.00. Within thirty (30) days after the expiration of the Lease Term, Landlord agrees to pay to Tenant the amount of any proceeds of the L-C received by Landlord and not applied as allowed above, and return the L-C to Tenant; provided, however, that if prior to such date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors other than Landlord, under the Federal Bankruptcy Code, or Tenant executes an assignment for the benefit of creditors, then Landlord shall not be obligated to return the L-C or any proceeds of the L-C until all statutes of limitations for any preference avoidance statutes applicable to such bankruptcy or assignment for the benefit of creditors have elapsed or the bankruptcy court or assignee, whichever is applicable, has executed a binding release releasing the Landlord of any and all liability for preferential transfers relating to payments made under this Lease, and Landlord may retain and offset against any remaining L-C proceeds the full amount Landlord is required to pay to any third party on account of preferential transfers relating to this Lease.

ARTICLE 22

INTENTIONALLY OMITTED

ARTICLE 23

SIGNS

23.1 Full Floors. Subject to Landlord’s prior written approval, in its reasonable discretion, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, if the Premises comprise an entire floor of the Building, at its sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

23.2 Multi-Tenant Floors. If other tenants occupy space on the floor on which the Premises is located, Tenant’s identifying signage shall be provided by Landlord, at Tenant’s cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s Building standard signage program.

23.3 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed by Tenant, have not been separately approved by Landlord as required hereunder, may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

ARTICLE 24

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated, including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures which relate to (i) Tenant’s manner of use of the Premises, (ii) the Alterations or Tenant Improvements (as to the Alterations and Tenant Improvements only but not as to any other part of the Building triggered thereby, except as set forth in item (iii), below), and (iii) the Base Building, Building Systems and Building Structure, but only to the extent such obligations are triggered by Tenant’s Tenant Improvements (but only if such Tenant Improvements are not customary general office improvements) or Alterations (whether such Alterations are customary general office improvements or not), or Tenant’s non-general office use. Should any standard or regulation now or hereafter be imposed with respect to the Premises by a state, federal or local governmental body charged with the establishment regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Article 24. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

ARTICLE 25

LATE CHARGES; INTEREST

25.1 Late Charges. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days after said amount is due, then Tenant shall pay to Landlord a late charge equal to three percent (3%) of the overdue amount plus any reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.

25.2 Interest. Any amounts owing hereunder to Landlord or Tenant which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus two (2) percentage points, and (ii) the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within thirty (30) days of delivery by Landlord to Tenant of statements therefor: (i) sums equal-to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended (subject to the terms of Section 29.21, below). Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants (with respect to such tenants, only during the last 12 months of the Lease Term), or to current or prospective mortgagees, ground or underlying lessors or insurers; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord (other than as noted in subparagraph (iv) in the preceding sentence), including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein, subject to and in accordance with the provisions of Article 19 hereof; and (C) perform any covenants of Tenant which Tenant fails to perform, subject to and in accordance with the provisions of Article 26.1 hereof. Landlord may make any such entries without the abatement of Rent (except as otherwise expressly provided in Section 6.4, above) and may take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby, provided, however, that nothing contained herein shall waive any liability of Landlord for personal injury and/or property damage resulting from Landlord’s negligence or willful misconduct. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may reasonably deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

ARTICLE 28

TENANT PARKING

28.1 Tenant Parking Passes. Tenant shall rent from Landlord, commencing on the Lease Commencement Date, the amount of parking passes set forth in Section 9 of the Summary, on a monthly basis throughout the Lease Term, which parking passes shall pertain to the Project parking facility. Tenant shall pay to Landlord for automobile parking passes on a monthly basis the prevailing rate charged from time to time at the location of such parking passes. In addition, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. As of the date hereof, Landlord’s charge for parking passes is (i) $190 per pass per month for unreserved parking, (ii) $325 per pass per month for “Reserved” parking, and (iii) $300 per pass per month for “Executive Valet” parking. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding in all material respects by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located; including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease. As used in Section 9 of the Summary, (i) the “Executive Valet” parking passes shall mean rights to utilize the Building’s valet parking service at the front entrance of the Building on Avenue of the Stars, and (ii) the “Reserved” parking passes shall mean passes granting the right to park in designated, exclusive parking spaces on the designated “reserved parking areas” in the Project parking facility. The reserved parking areas will initially be located on parking level “D”, which is located above the four (4) levels of unreserved parking in the Building parking facility, Landlord will not move Tenant’s Reserved parking spaces off of such level other than in connection with a general relocation of all of the Project’s Reserved parking areas. Landlord will commence the Executive Valet service at any time of day requested by Tenant, provided that Tenant will have employees or visitors regularly using the Executive Valet service at such time, and provided that Tenant gives Landlord not less than thirty (30) days prior written notice of such commencement time. The Executive Valet service will include the ability to “call down” to the valet personnel in order to have a particular car brought to the pick-up area. Any parking passes rented other than Executive Valet or Reserved passes shall be for unreserved parking in the Project parking facility, which may include tandem or valet assisted parking spaces (and any costs associated with any attendants in connection with any tandem or valet assisted parking shall be included in Operating Expenses).

28.2 Other Terms. Landlord specifically reserves the right to reasonably change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, in Landlord’s commercially reasonable discretion, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

28.3 Parking Procedures. The parking passes initially will not be separately identified; however Landlord reserves the right in its sole and absolute discretion to separately identify by signs or other markings the area to which Tenant’s parking passes relate. Landlord shall have no obligation to monitor the use of such parking facility, nor shall Landlord be responsible for any loss or damage to any vehicle or other property or, except if due to Landlord’s negligence or willful misconduct, for any injury to any person. Tenant’s parking passes shall be used only for parking of automobiles no larger than full size passenger automobiles, sport utility vehicles or pick-up trucks. Tenant shall comply in all material respects with all reasonable and nondiscriminatory rules and regulations which may be adopted by Landlord from time to time with respect to parking and/or the parking facilities servicing the Project. Tenant shall not at any time use more parking passes than the number so allocated to Tenant or park its vehicles or the vehicles of others in any portion of the Project parking facility not designated by Landlord as a non-exclusive parking area. Except with respect to the Reserved parking spaces provided by Tenant, Tenant shall not have the exclusive right to use any specific parking space. If Landlord grants to any other tenant the exclusive right to use any particular parking space(s), Tenant shall not use such spaces. All trucks (other than pick-up trucks) and delivery vehicles shall be (i) parked at the loading dock of the Building, (ii) loaded and unloaded in a manner which does not interfere with the businesses of other occupants of the Project, and (iii) permitted to remain on the Project only so long as is reasonably necessary to complete loading and unloading. In the event Landlord elects in its sole and absolute discretion or is required by any law to limit or control parking, whether by validation of parking tickets or any other method of assessment, Tenant agrees to participate in such validation or assessment program under such reasonable and nondiscriminatory rules and regulations as are from time to time established by Landlord.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1 Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) days following the request therefor.

29.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer to a bona fide transferee in good faith who agrees to assume the obligations of Landlord under this Lease; Landlord shall automatically be released from all liability under this Lease not accrued as of the date of the transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.6 Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13 Landlord-Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount (the “Liability Threshold”) which is equal to the interest of Landlord in the Building and all casualty, condemnation; insurance, financing and sale claims and proceeds (provided that in the ease of sale proceeds, the liability of the holder of sale proceeds shall also be limited solely to claims relating to periods prior to the sale in question) with respect thereto (“Proceeds”). Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor in excess of the Liability Threshold, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties, nor Tenant nor the Tenant Parties, shall be liable under any circumstances for injury or damage to, or interference with, Landlord’s or Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring (other than resulting from a hold over by Tenant as set forth in Article 16, above).

29.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except as to Tenant’s obligations under Articles of this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

29.17 Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.18 Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) transmitted by telecopy, if such telecopy is promptly followed by a Notice sent by Mail, (C) delivered by a nationally recognized overnight courier, or (D) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the telecopy is transmitted, (iii) the date the overnight courier delivery is made, or (iv) the date personal delivery is made or attempted to be made. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

Entertainment Center L.L.C.

c/o J.P. Morgan Flemming Asset Management

522 Fifth Avenue, 9th Floor

New York, New York 10036

Attn: Ms. Ann E. Cole

With a copy to:

Trammell Crow Services, Inc.

2049 Century Park East, Suite 2600

Los Angeles, CA 90067

Attention: Vice President, Property Management

Allen Matkins Leek Gamble Mallory & Natsis LLP

1901 Avenue of the Stars, Suite 1800

Los Angeles, California 90067

Attention: Anton N. Natsis, Esq.

29.19 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20 Authority. Each of Landlord and Tenant hereby represents and warrants to the other that it is duly formed and an existing entity qualified to do business in California and that it has full right and authority to execute and deliver this Lease and that each person signing on behalf of it is authorized to do so.

29.21 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT

INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall pay the Brokers any commission or fee due to them in connection with this Lease pursuant to a separate written agreement. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

29.25 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.26 Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.28 Confidentiality. Each of Tenant and Landlord acknowledge that the content of this Lease and any related documents are confidential information. Each of Landlord and Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than such party’s financial, legal, and space planning consultants, or to the extent required by law or judicial order.

29.29 Transportation Management. Tenant shall fully comply with all present or future governmentally mandated programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

29.30 Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project and/or the Building including without limitation the parking structure, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) installing sprinklers in the Building common areas and tenant spaces (not including the Premises), (ii) modifying the common areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security; and (iii) installing new floor covering, lighting, and wall coverings in the Building common areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Subject to the provisions of this Lease, Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor, except as otherwise expressly set forth in Section 6.4, above, above, entitle Tenant to any abatement of Rent. Notwithstanding any provision of this Lease to the contrary, Landlord shall use commercially reasonable efforts, consistent with the standards of Comparable Buildings applied to comparably sized tenants, to minimize any adverse impact on Tenant’s use of the Premises in connection with any actions taken by Landlord under this Section 29.30.

29.31 No Violation. Each of Landlord and Tenant hereby warrant and represent to the other that neither its execution of nor performance under this Lease shall cause it to be in violation of any agreement, instrument, contract, law, rule or regulation by which it is bound.

29.32 Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), use an experienced and qualified union contractor reasonably approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, and shall be identified in accordance with the “Identification Requirements,” as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4’) outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines’ termination point(s) (collectively, the “Identification Requirements”). Upon the expiration of the Lease Term, or immediately following any earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, remove all Lines installed by Tenant, and repair any damage caused by such removal. In the event that Tenant fails to complete such removal and/or fails to repair any damage caused by the removal of any Lines, Landlord may do so and may charge the cost thereof to Tenant. In addition, Landlord reserves the right at any time to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition.

29.33 Development of the Project.

29.33.1. Subdivision. Landlord reserves the right to further subdivide all or a portion of the Project. Tenant agrees to execute and deliver, within fifteen (15) business days of demand by Landlord and in the form reasonably requested by Landlord, any additional documents reasonably needed to conform this Lease to the circumstances resulting from such subdivision, provided such subdivision or the documents requested of Tenant will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder.

29.33.2. The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease.

29.34 Construction of Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Except as expressly set forth in Section 6.4, above, Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction.

29.35 Office and Communications Services.

29.35.1. The Provider. Landlord has advised Tenant that certain office and communications services may be offered to tenants of the Building by a concessionaire under contract to Landlord (“Provider”). Tenant shall be permitted to contract with Provider for the provision of any or all of such services on such terms and conditions as Tenant and Provider may agree, Tenant shall not be required to use the services of any particular Provider.

29.35.2. Other Terms. Tenant acknowledges and agrees that: (i) Landlord has made no warranty or representation to Tenant with respect to the availability of any such services, or the quality, reliability or suitability thereof; (ii) the Provider is not acting as the agent or representative of Landlord in the provision of such services, and Landlord shall have no liability or responsibility for any failure or inadequacy of such services, or any equipment or facilities used in the furnishing thereof, or any act or omission of Provider, or its agents, employees, representatives, officers or contractors; (iii) Landlord shall have no responsibility or liability for the installation, alteration, repair, maintenance, furnishing, operation, adjustment or removal of any such services, equipment Or facilities; and (iv) any contract or other agreement between Tenant and Provider shall be independent of this Lease, the obligations of Tenant hereunder, and the rights of Landlord hereunder, and, without limiting the foregoing, no default or failure of Provider with respect to any such services, equipment or facilities, or under any contract or agreement relating thereto, shall have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of rent or additional rent or any other payment required to be made by Tenant hereunder, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord.

29.36 No Discrimination. There shall be no discrimination against, or segregation of, any person or persons on account of sex, marital status, race, color, religion, creed, national origin or ancestry in the Transfer of the Premises, or any portion thereof, nor shall the Tenant itself, or any person claiming under or through it, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees, or vendees of the Premises, or any portion thereof.

29.37 Access Control Cards. Landlord shall have the right to institute reasonable access control systems and/or procedures at the Building and/or Project that may include the provision of personal access control cards to individual employees of Tenant. In such event, any such cards shall be personal to each particular employee, and Tenant shall cooperate with Landlord in order to ensure that such cards are used by employees of Tenant only, and are not transferred to any other persons. Tenant shall additionally comply with any other reasonable requirements instituted by Landlord in connection with such systems or procedures.

29.38 Wireless Communications.

29.38.1. Landlord’s Wireless Communication Equipment. Tenant acknowledges that Landlord may elect, in its sole and absolute discretion, to install and maintain (either itself or through a third party service provider) certain office and communications services (specifically including, without limitation, wireless communication equipment) in the Building or Project; or any portion thereof (“Landlord’s Communication Equipment”). Landlord’s Communication Equipment shall, in all instances, comply with applicable governmental laws, codes, rules and regulations.

29.38.2. Tenant’s Wireless Communication Equipment. Subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and subject to, in accordance with, and the terms and conditions set forth in Article 8, above, and this Section 29.38, Landlord acknowledges that Tenant may elect in its sole and absolute discretion, to install and maintain, at Tenant’s sole cost and expense, (either itself or through a third party service provider) certain wireless communication equipment within the Premises (the “Wireless Communication Equipment”). Such Wireless Communication Equipment shall be used for wireless communications within the Premises only, and shall be for the servicing of the operations conducted by Tenant from within the Premises. Tenant shall not be entitled to license its Wireless Communication Equipment to any third party, nor shall Tenant be permitted to receive any revenues, fees or any other consideration for the use of such Communication Equipment by any third party. Such Wireless Communication Equipment shall, in all instances, comply with applicable governmental laws, codes, rules and regulations.

29.38.3. Use of Wireless Equipment. Tenant hereby acknowledges and agrees that its use of the Wireless Communication Equipment (i) shall not be permitted to interfere with any wireless communication equipment or other equipment of any other tenant or occupant of the Building or Project which was in existence in the Building or Project as of the date Tenant installs the Wireless Communications Equipment, (ii) shall not be permitted to interfere with any wireless communication equipment or other equipment of any other third-party with whom Landlord has any third party agreement which was in existence in the Building or Project as of the date Tenant installs the Wireless Communications Equipment, and (iii) shall not be permitted to interfere with Landlord’s Communication Equipment which was in existence in the Building or Project as of the date Tenant installs the Wireless Communications Equipment. In addition, Tenant shall use commercially reasonable efforts to ensure that the Wireless Communications Equipment does not interfere with any of the types of equipment set forth in items (i), (ii), or (iii) which are installed at the Building or Project after the date Tenant commences operation of the Wireless Communications Equipment. None of the Landlord’s Communication Equipment which is installed after the date Tenant commences operation of the Wireless Communications Equipment shall interfere with Tenant’s use of the Wireless Communications Equipment. In addition, Landlord shall use commercially reasonable efforts to ensure that Landlord’s Communication Equipment does not interfere with Tenant’s Wireless Communication Equipment which is installed after the date of the installation of the Landlord’s Communications Equipment. Tenant hereby acknowledges and agrees that Landlord has made no warranty or representation to Tenant with respect to the suitability of the Premises for any wireless communications, specifically including, without limitation, with respect to the quality and clarity of any receptions and transmissions to or from the Wireless Communication Equipment and the presence of any interference with such signals whether emanating from Landlord’s Communication Equipment, the Building, the Project or otherwise. In no event shall any such interference with Tenant’s Wireless Communication Equipment have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of rent or additional rent or any other payment required to be made by Tenant hereunder, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“LANDLORD”

ENTERTAINMENT CENTER L.L,C.,

a Delaware limited liability company

By:    /s/ Jeff Lasky

          Its: Vice President

Agreed to and Accepted

as of July 20, 2006

“TENANT”

IMPERIAL CAPITAL, LLC,

a Delaware limited liability company

By:    /s/ Mark Martis

          Its: Chief Operating Officer

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